CUMBERLAND PHARMACEUTICALS BEGINS U.S. SHIPMENTS
OF ETHYOL® (AMIFOSTINE) FOR ONCOLOGY PATIENT SUPPORT

Nashville, Tenn., August 23rd, 2016 - Cumberland Pharmaceuticals Inc. (NASDAQ:CPIX), a specialty pharmaceutical company focused on the development of innovative treatments for underserved patient populations, will begin distributing Ethyol® (amifostine) for injection to U.S. wholesalers today. Ethyol is an FDA approved cytoprotective drug indicated to reduce the incidence of xerostomia in patients undergoing post-operative radiation treatment for head and neck cancer. It also reduces the cumulative renal toxicity associated with the repeated administration of cisplatin in patients with advanced ovarian cancer.

Ethyol is Cumberland’s first oncology support product and complements its current portfolio of specialty pharmaceuticals. Cumberland is responsible for all distribution, promotion, and medical support of Ethyol in the U.S.

“We are delighted to make Ethyol available again for oncology patients throughout the U.S.,” said A.J. Kazimi, Chief Executive Officer of Cumberland Pharmaceuticals. “We look forward to expanding our activities into hospital-based oncology while continuing to deliver products that improve the quality of care for patients and address poorly met medical needs.”

Earlier this year, Cumberland signed an exclusive agreement with Clinigen Group plc, a global pharmaceutical, and services company, to commercialize Ethyol® in the United States. Clinigen acquired the worldwide rights to Ethyol® from AstraZeneca in 2014. This is the first product Clinigen has licensed to Cumberland under the Strategic Alliance the two companies signed late last year.

About Ethyol® (amifostine)
Ethyol is indicated to reduce the cumulative renal toxicity associated with repeated administration of cisplatin in patients with advanced ovarian cancer. It is indicated to reduce the incidence of moderate to severe xerostomia in patients undergoing post-operative radiation treatment for head and neck cancer, where the radiation port includes a substantial portion of the parotid glands.

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